Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 1 to Form S-1 of our report dated January 27, 2026, relating to the financial statements of Willow Lane Acquisition Corp. II as of December 31, 2025, and for the period from August 1, 2025 (inception) through December 31, 2025, (which includes an explanatory paragraph about Willow Lane Acquisition Corp. II’s ability to continue as a going concern) which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

January 27, 2026